No securities commission or similar authority in Canada or the United States has in any way passed upon the merits of this Share Purchase offer and any representation to the contrary is an offence.


                                                            Date: March 14, 1997


                              SHARE PURCHASE OFFER


TO: The Holders of Class "A" voting shares without par value of IPC International Power Corp. ("IPC")

1.   The Offer

     SNC-Lavalin Equity (B.C.), Inc. (the "Offeror"), a company incorporated under the laws of the province of British Columbia, hereby offers to purchase, on the terms and conditions set forth below, from the holders thereof all of the issued and outstanding fully paid and non-assessable Class "A" voting shares without par value in the capital of IPC (the "Shares") at a price per Share of U.S. $1.35 (the "Offer").


2.   Definitions

     In this Offer:

     (a) "Closing" means the completion of the purchase of Shares in the event that the Offeror becomes bound or elects to take up and pay for the Shares deposited and not withdrawn under the Offer;

     (b)  "Closing Date" means April 16, 1997;

     (c)  "Closing Time" means 2:00 p.m., Vancouver time, on the Closing Date;

     (d) "Depositary" means Clark, Wilson, Barristers and Solicitors, 800 - 885 West Georgia Street, Vancouver, British Columbia, V6C 3H1;

     (e) "Offer Period" means the period commencing March 14, 1997, and ending at 4:00 p.m. Vancouver time on the Termination Date;

     (f)  "Termination Date" means April 13, 1997; and

     (g) "$" or any reference herein to any dollar amount shall mean U.S. dollars, unless otherwise specified.

3.   Manner and Time of Acceptance

     The Offer may be accepted by a holder of Shares (a "Shareholder") only by delivering the following documents during the Offer Period to the Depositary at the address set out in the Letter of Acceptance and Transmittal accompanying this Offer:

     (a) share certificates representing all, but not less than all, of the Shares owned by such holder; and

     (b) a Letter of Acceptance and Transmittal in the form accompanying this Offer, duly completed and signed with signatures notarized in accordance with the instructions thereto.

     Enclosed for this purpose is a self-addressed return envelope.

     The Letter of Acceptance and Transmittal must be completed and executed and the execution thereof notarized, all as therein specified. The Offeror reserves the right to permit the holder of Shares to accept the Offer in a manner other than as set out above.

     Any use of the mails to forward the Share certificates and Letter of Acceptance and Transmittal will be at the risk of the Shareholder. If the Share certificates and Letter of Acceptance and Transmittal are forwarded by mail, Shareholders are advised to use registered mail for their own protection.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptability of any Shares tendered will be determined by the Offeror, whose determination will be final and binding. The Offeror reserves the absolute right to reject any and all tenders of Shares not in proper form or the payment for which would, in the opinion of the Offeror's counsel, be unlawful, or to waive any of the conditions of the Offer as herein set forth or any defect or irregularity in the tender of any Shares, and the Offeror's interpretation of the terms and conditions of the Offer will be final and binding. Neither the Offeror nor the Depositary will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give such notification.

     The acceptance of the Offer pursuant to any of the procedures herein set forth will constitute an agreement between the tendering Shareholder and the Offeror in accordance with the terms and subject to the conditions of the Offer.

4.   Assumptions

     In making this Offer, the Offeror has assumed that IPC's assets will include, as at the Closing Date, a cash balance, net of all liabilities of not less than Four Hundred and Fifty Thousand ($450,000.00) U.S. Dollars, that IPC is the registered and beneficial owner of all of the issued and outstanding shares in the capital of IPC Transpower Corporation, free and clear of all liens, charges and encumbrances whatsoever, that IPC Transpower Corporation is the registered and beneficial owner of all of the issued and outstanding shares in the capital of SEP Holdings Ltd., free and clear of all liens, charges and encumbrances whatsoever, and that SEP Holdings Ltd. is the registered owner of 7,630,121 freely trading shares in the capital of Southern Electric Power Company Limited which it holds in trust for B.C. Hydro International Transpower Corp.

5.   Conditions of Offer

     The Offeror will have the right to withdraw the Offer and not take up and pay for the Shares by giving written notice to that effect to the Depositary, if, on or before the expiry of the Offer Period, or such later date as the Offeror may determine:

     (a) the aggregate of the Shares duly deposited and not withdrawn will equal less than nine-tenths of the issued Shares as at the Termination Date;

     (b) the Offeror shall determine that the results of its review of the assets, business and future prospects of IPC are not satisfactory to the Offeror, in its sole and absolute discretion;

     (c) the terms of an agreement which IPC will enter into with British Columbia Hydro International Limited on the Closing Date in respect of their ongoing relationship has not been approved by the Offeror;

     (d) the Offer has not been approved by the board of directors of SNC-Lavalin Group Inc.; or

     (e) the transfer of all of the Shares acquired by the Offeror pursuant to the Offer has not been approved by the board of directors of IPC.

     The foregoing conditions are inserted for the benefit of the Offeror and may be waived by the Offeror at its sole option in whole or in part.

     If the Offer of the Offeror is withdrawn, the Depositary will return all Share certificates and Letters of Acceptance and Transmittal to the parties who deposited them.

6.   Shareholders' Right of Withdrawal

     EXCEPT AS PROVIDED IN THIS SECTION, ALL DEPOSITS OF SHARES PURSUANT TO THE OFFER ARE IRREVOCABLE.

     Shares deposited in acceptance of the Offer may be withdrawn by the person who deposited such Shares:

     (a) within ten days of delivery of a notice of change to the terms of the Offer (other than a change consisting of the waiver of a condition or an increase in the consideration offered for the Shares; and

     (b) where the Shares have not been taken up and paid for by the Offeror by the Closing Date.

     In the event of a variation in the Offer resulting from an increase in the Offer price, such increased price will be paid to each holder whose Shares are acquired by the Offeror whether before or after such variation.

     Notice of withdrawal of the Shares deposited must be in writing by the depositing Shareholder thereof or his agent, must be actually received by the Depositary prior to payment being made pursuant to section hereof, must be signed by the person who deposited the Shares and must specify such person's name, the number of Shares to be withdrawn and the name of the registered holder of and the certificate number shown on each certificate evidencing the Shares to be withdrawn.

7.   Payment for Securities Taken Up

     If the Offeror becomes bound or elects to take up and pay for the Shares deposited and not withdrawn under the Offer, the Offeror will, on the Closing Date, take up and pay for such Shares by cash, certified cheque or bank draft for the full price specified in Section hereof. In the event that this Offer is kept open after that date, Shares duly deposited thereafter will be taken up and paid for within a reasonable time after being duly deposited.

     Provided the Offeror has become bound or has elected to take up and pay for the Shares deposited, if at the expiry of the Offer, the Offeror acquires not less than nine-tenths of the issued Shares (other than shares, if any, already held at date of the Offer by the Offeror or a nominee for the Offeror or its affiliate), the Offeror may elect to acquire the remaining Shares in accordance with the provisions of Section 279 of the Company Act (British Columbia).

     If a Shareholder is not a resident of Canada within the meaning of Section 116 of the Income Tax Act (Canada), the Offeror will have the right to hold back from the purchase price that would otherwise have been payable to such Shareholder such amount as the Offeror's solicitors determine to be the maximum amount that the Offeror may be liable to pay to Revenue Canada in connection with such Shareholder's non-resident disposition of the Shares to the Offeror.

8.   Notice

     Any notice which the Offeror or the Depositary may provide, give or cause to be given under the Offer will be deemed to have been properly given if it is mailed to the registered Shareholders of IPC at their respective addresses appearing in the registers of IPC and will be deemed to have been received on the third business day following mailing. These provisions apply notwithstanding any accidental omission to provide or give notice to any one or more Shareholders and notwithstanding interruption of mail service in the United States, Canada or elsewhere following mailing.

9.   Governing Law

     The Offer and any agreement resulting from the acceptance of the Offer will be governed by and construed in accordance with the laws of British Columbia.


                                          SNC-LAVALIN EQUITY (B.C.), INC.

                                          Per:


                                          /s/ R. Dolan
                                          _________________________________
                                          Authorized Signatory

                      LETTER OF ACCEPTANCE AND TRANSMITTAL


Certificates representing Class "A" voting shares (the "Shares") in the capital of IPC International Power Corp. (the "Corporation") being deposited pursuant to the offer (the "Offer") by SNC-Lavalin Equity (B.C.), Inc. dated March 14, 1997 must accompany this Letter of Acceptance and Transmittal.

The Offer will expire at 4:00 p.m., Vancouver time, on April 13, 1997, unless extended.


TO:      SNC-Lavalin Equity (B.C.), Inc. (the "Purchaser")

AND TO: Clark, Wilson, barristers and solicitors, as Depositary (the "Depositary") at its offices as set out in the accompanying Instructions.


The undersigned shareholder:

1.    Acknowledges receipt of the Offer annexed hereto;


2. Subject only to the rights of withdrawal set out in the Offer, irrevocably accepts the terms of the Offer and deposits, sells, assigns and transfers to the Purchaser all right, title and interest in the number of Shares described below including all right, title and interest to any cash or stock dividends, or any other distribution made with respect thereto payable to shareholders of record on a date prior to the date when the Shares acquired pursuant to the Offer are transferred into the name of the Purchaser or its nominee on the stock transfer records of the Corporation:

                    SHARES OF IPC INTERNATIONAL POWER CORP.

Certificate
Number(s)             Name(s) in which Registered         Number of Shares
-----------           ---------------------------         ----------------
   49A                Dusty Mac Oil & Gax Ltd.                 750,000

3.    Represents and warrants that:

      (a) the undersigned has full power and authority to tender and sell to the Purchaser without restriction the deposited Shares and other than that the Purchaser will acquire good and unencumbered title thereto free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim;

      (b) the deposited Shares are validly issued to the undersigned and are outstanding as fully paid and non-assessable in the capital of the Corporation;

           (i) the need for written approval of the Corporation to any transfer of the Shares pursuant to the subscription agreement between the Corporation and the undersigned; and

           (ii) the restriction on transfer contained in the Corporation's articles

      (c) the deposited Shares represent all of the Shares of the Corporation of which the undersigned is the registered or beneficial owner and the undersigned has no option or right to require the Corporation to issue any further or other shares in its capital or any other security convertible or exchangeable into shares in its capital; and

      (d) unless the address for the undersigned specified below indicates otherwise, the undersigned is a resident of Canada within the meaning of section 116 of the Income Tax Act (Canada).

4. Will execute, upon request, any additional documents necessary or desirable to complete such sale and transfer of the deposited Shares;

5. Irrevocably constitutes and appoints the Depositary the undersigned's attorney-in-fact with respect to the deposited Shares with full power of substitution, to deliver the deposited Shares together with all accompanying evidences of authority to or upon the order of the Purchaser upon receipt by the Depositary of the full purchase price payable in consideration therefor and to cause the deposited Shares to be transferred on the books of the Corporation; and

6. Directs the Depositary and/or the Purchaser to issue or cause to be issued a cheque of the Depositary representing the full amount of the cash purchase price to which the undersigned is entitled under the Offer, registered and issued in the name and mailed to the address of the undersigned appearing in the register of holders of Shares, or in the name and to the address indicated by the undersigned below:



         TransGlobe Energy Corporation (prev. Dusty Mac Oil & Gas Ltd.)
  ___________________________________________________________________________
                             (Name - Please Print)


               #808-1111 West Hastings St. Vancouver, BC V6E 3R2
  ___________________________________________________________________________
                                   (Address)

All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and all obligations of the undersigned herein shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.



Executed before me at Vancouver, BC    )
this 19th day of March ____, 1997.     )
                                       )
         /s/ Tracey Gibb               )            /s/ Ross Clarkson
------------------------------------   )   ------------------------------------
                                       )   Signature of Duly Authorized
A Notary Public for British Columbia   )   Representative of Shareholder
                                       )   President - TransGlobe Energy
                                       )   Corporation
                                       )
                                       )                See above
                                       )   ------------------------------------
                                       )   (Name and address of Shareholder --
                                       )    please print)